Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-274747

Supplementing the Preliminary

Prospectus Supplement dated October 11, 2023

(To Prospectus dated September 28, 2023)

THE J. M. SMUCKER COMPANY

Pricing Term Sheet

Issuer:	The J. M. Smucker Company

Trade Date:	October 11, 2023

Settlement Date:	October 25, 2023 (T+10)

Security Description:	5.900% Notes due 2028	6.200% Notes due 2033	6.500% Notes due 2043	6.500% Notes due 2053

Size:	$750,000,000	$1,000,000,000	$750,000,000	$1,000,000,000

Maturity:	November 15, 2028	November 15, 2033	November 15, 2043	November 15, 2053

Coupon:	5.900%	6.200%	6.500%	6.500%

Price:	99.956% of face amount	99.935% of face amount	99.077% of face amount	99.288% of face amount

Yield to Maturity:	5.909%	6.208%	6.583%	6.554%

Spread to Benchmark Treasury:	130 basis points	160 basis points	162.5 basis points	180 basis points

Benchmark Treasury:	4.625% due September 30, 2028	3.875% due August 15, 2033	4.375% due August 15, 2043	3.625% due May 15, 2053

Benchmark Treasury Price and Yield:	100-02 ¼; 4.609%	94-08; 4.608%	92-22; 4.958%	82-05; 4.754%

Interest Payment Dates:	May 15 and November 15, commencing on May 15, 2024	May 15 and November 15, commencing on May 15, 2024	May 15 and November 15, commencing on May 15, 2024	May 15 and November 15, commencing on May 15, 2024

Record Dates:	May 1 and November 1	May 1 and November 1	May 1 and November 1	May 1 and November 1

Redemption Provisions:

Make-Whole Call:	At any time prior to October 15, 2028 at a discount rate of the Treasury Rate plus 20 basis points	At any time prior to August 15, 2033 at a discount rate of the Treasury Rate plus 25 basis points	At any time prior to May 15, 2043 at a discount rate of the Treasury Rate plus 25 basis points	At any time prior to May 15, 2053 at a discount rate of the Treasury Rate plus 30 basis points

Par Call:	On or after October 15, 2028	On or after August 15, 2033	On or after May 15, 2043	On or after May 15, 2053

CUSIP/ISIN:	832696 AW8/ US832696AW80	832696 AX6/ US832696AX63	832696 AY4/ US832696AY47	832696 AZ1/ US832696AZ12

Ratings (Moody’s / S&P):*	Baa2 (Stable) / BBB (Negative)

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC PNC Capital Markets LLC RBC Capital Markets, LLC

Co-Managers:	U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC BNP Paribas Securities Corp. Huntington Securities, Inc. Scotia Capital (USA) Inc.

*

An explanation of the significance of ratings may be obtained from the ratings agencies. Generally, ratings agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to review, revision, suspension, reduction or withdrawal at any time by Moody’s and Standard & Poor’s. Each of the security ratings above should be evaluated independently of any other security rating.

The issuer expects that delivery of the notes will be made against payment therefor on or about October 25, 2023, which is the tenth business day following the date of pricing of the notes (such settlement being referred to as “T+10”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the scheduled settlement date will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322 or J.P. Morgan Securities LLC telephone collect at 1-212-834-4533.

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